Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

TRXADE HEALTH, INC.;

MEDS MERGER SUB I, INC.;

MEDS MERGER SUB II, LLC; and

SCIENTURE, INC.

Dated as of July 25, 2024

TABLE OF CONTENTS

Section 1.	Definitions and Interpretative Provisions.	6

1.1	Definitions.	6

1.2	Other Definitional and Interpretative Provisions.	16

Section 2.	Description of Transaction.	17

2.1	The Merger..	17

2.2	Effects of the Merger	17

2.3	Closing; First Effective Time; Second Effective Time..	17

2.4	Organizational Documents; Directors and Officers.	17

2.5	Conversion of Company Common Stock.	18

2.6	Dissenting Shares.	20

2.7	Closing of the Company’s Transfer Books.	20

2.8	Surrender of Company Common Stock.	20

2.9	Calculation of Net Cash and Company Valuation.	21

2.10	Further Action..	21

2.11	Tax Consequences.	21

2.12	Withholding.	21

Section 3.	Representations and Warranties of the Company.	22

3.1	Due Organization; Subsidiaries.	22

3.2	Organizational Documents.	22

3.3	Authority; Binding Nature of Agreement	22

3.4	Vote Required	22

3.5	Non-Contravention; Consents.	23

3.6	Capitalization.	23

3.7	Financial Statements.	24

3.8	Absence of Changes.	25

3.9	Absence of Undisclosed Liabilities	26

3.10	Title to Assets	26

3.11	Real Property; Leasehold	27

3.12	Intellectual Property.	27

3.13	Agreements, Contracts and Commitments.	29

3.14	Compliance; Permits; Restrictions.	30

3.15	Legal Proceedings; Orders.	32

3.16	Tax Matters.	32

3.17	Employee and Labor Matters; Benefit Plans.	33

3.18	Environmental Matters.	34

3.19	Insurance.	35

3.20	No Financial Advisors.	35

3.21	Transactions with Affiliates.	35

3.22	Privacy and Data Security.	35

3.23	Accredited Investor Status	36

3.24	No Other Representations or Warranties	36

Section 4.	Representations and Warranties of MEDS and Merger Subs.	36

4.1	Due Organization; Subsidiaries.	36

4.2	Organizational Documents..	37

4.3	Authority; Binding Nature of Agreement	37

4.4	Vote/Consent Required.	37

4.5	Non-Contravention; Consents.	37

4.6	Capitalization.	38

4.7	SEC Filings; Financial Statements.	39

4.8	Absence of Changes	41

4.9	Absence of Undisclosed Liabilities.	42

4.10	Title to Assets	43

4.11	Real Property; Leasehold.	43

4.12	Intellectual Property.	43

4.13	Agreements, Contracts and Commitments.	45

4.14	Compliance; Permits; Restrictions.	47

4.15	Legal Proceedings; Orders.	48

4.16	Tax Matters.	49

4.17	Employee and Labor Matters; Benefit Plans.	50

4.18	Environmental Matters	52

4.19	Insurance.	52

4.20	Transactions with Affiliates..	53

4.21	No Financial Advisors	53

4.22	Valid Issuance; No Bad Actor	53

4.23	Privacy and Data Security	53

4.24	No Other Representations or Warranties.	53

Section 5.	Agreements of the Parties.	53

5.1	Information Statement.	53

5.2	Conversion, Name Change and Stock Plan Share Increase.	54

5.3	Employment and Benefit Matters.	54

5.4	Indemnification of Officers and Directors.	55

5.5	Tax Matters.	56

5.6	Legends.	56

5.7	Officers and Directors.	56

5.8	Section 16 Matters.	56

5.9	Allocation Certificate	56

5.10	Subsequent Financings	57

5.11	Obligations of Merger Subs.	57

5.12	Transfer of Funds.	57

5.13	Shares under 2019 Stock Plan	57

5.14	Reservation of Shares for NVK Conversion	57

5.15	Conversion of Series B Preferred Stock	57

Section 6.	Conditions Precedent to Obligations of Each Party.	57

6.1	No Restraints.	57

6.2	Company Stockholder Approval..	57

6.3	Listing	57

6.4	MEDS Cash	57

6.5	Certificate of Designation	58

6.6	Exchange Agent Agreement	58

Section 7.	Closing Deliveries of the Company.	58

Section 8.	Closing Deliveries of MEDS.	58

Section 9.	Miscellaneous Provisions.	58

9.1	Non-Survival of Representations and Warranties.	58

9.2	Amendment.	59

9.3	Waiver..	59

9.4	Fees and Expenses	59

9.5	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile.	59

9.6	Applicable Law; Jurisdiction	59

9.7	Assignability	59

9.8	Notices.	60

9.9	Cooperation.	60

9.10	Severability.	60

9.11	Other Remedies; Specific Performance.	61

9.12	No Third-Party Beneficiaries.	61

9.13	Waiver of Jury Trial.	61

Exhibits:

Exhibit A	Form of Lock-Up Agreement

Exhibit B	Form of Certificate of Designation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 25, 2024, by and among TRxADE Health INC., a Delaware corporation (“MEDS”), MEDS MERGER SUB I, Inc., a Delaware corporation and wholly owned subsidiary of MEDS (“Merger Sub I”), MEDS MERGER SUB II, LLC, a Delaware limited liability company and wholly owned subsidiary of MEDS (“Merger Sub II” and together with Merger Sub I, “Merger Subs”), and Scienture, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A. MEDS and the Company intend to effect a merger of Merger Sub I with and into the Company (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of MEDS.

B. Immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub II being the surviving entity of the Second Merger.

C. The Parties intend that the First Merger and Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

D. The MEDS Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of MEDS and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of MEDS Capital Stock to the shareholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of MEDS consent to the conversion of the MEDS Preferred Stock issued pursuant to this Agreement into shares of MEDS Common Stock (the “Conversion”), authorize the MEDS Board to change MEDS’ name to “Scienture Holdings, Inc.” subsequent to the Conversion (the “Name Change”), and consent to increasing the number of shares available to be awarded under the 2019 Stock Plan to five million (5,000,000) shares of MEDS Common Stock (the “Stock Plan Share Increase”).

E. The Merger Sub I Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub I and its sole shareholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Merger Sub I votes to adopt this Agreement and thereby approve the Contemplated Transactions.

F. The Merger Sub II Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub II and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of Merger Sub II votes to adopt this Agreement and thereby approve the Contemplated Transactions.

G. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

H. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to MEDS’s and the Company’s willingness to enter into this Agreement, all of the executive officers and members of the MEDS Board following the approval of the Conversion, as well as certain affiliates of the same, all of which are listed on Section A of the Company Disclosure Schedule, are executing lock-up agreements in substantially the form attached hereto as Exhibit A (the “Lock-Up Agreement,” and collectively, the “Lock-Up Agreements”).

I. Concurrently with the execution and delivery of this Agreement, the shareholders of the Company sufficient to adopt and approve this Agreement and the First Merger as required under the DGCL and the Company’s Organizational Documents are executing and delivering an action by written consent in form and substance reasonably acceptable to MEDS in order to obtain the Required Company Shareholder Vote (each, a “Company Shareholder Written Consent” and collectively, the “Company Shareholder Written Consents”).

J. Concurrently with the execution and delivery of this Agreement, the shareholders of MEDS sufficient to approve the Conversion, the Name Change and the Stock Plan Share Increase as required under the DGCL and MEDS’ Organizational Documents are executing and delivering the Required MEDS Stockholder Consent or satisfying the Required MEDS Stockholder Vote, each, as defined below.

K. Concurrently with the execution and delivery of this Agreement, MEDS shall enter into consulting agreements with Suren Ajjarapu and Prashant Patel, the terms of which are reasonably acceptable to the Company (the “Consulting Agreements”).

L. In preparation for consummating this Agreement and the Contemplated Transactions, the Company consummated the Company Series Seed Preferred Conversion, as defined below, resulting in Company Common Stock being the sole remaining issued and outstanding Company Capital Stock, and consummated the Company Warrant Termination, as defined below, resulting in the termination of all issued and outstanding warrants in exchange for shares of Company Capital Stock.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1 Definitions.

(a) For purposes of the Agreement (including this Section 1):

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Affordable Care Act” means the Patient Protection and Affordable Care Act.

“Allocation Certificate” shall have the meaning set forth in Section 5.9.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Cash and Cash Equivalents” means all (a) cash and cash equivalents and (b) marketable securities, in each case determined in accordance with GAAP.

“Certificate of Designation” means a certificate of designation for MEDS Preferred Stock in the form attached hereto as Exhibit B.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors (as such term is used in the DGCL) of the Company.

6

“Company Capital Stock” means the Company Common Stock and Series Seed Preferred Stock.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Contract” means any Contract: (i) to which the Company is a Party, (ii) by which the Company or any Company IP Rights or other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation, or (iii) under which the Company has or may acquire any right or interest.

“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company that is necessary for, or used or held for use in, the operation of the business of the Company as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights other than any confidential information provided under confidentiality agreements.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company or (ii) materially impairs the ability of the Company to consummate the Merger or any of the Contemplated Transactions; provided, however, that, in the case of clause (i) Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement, (c) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company operates, or the economy or financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, or (f) any change in the cash position of the Company which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company, relative to other similarly situated companies in the industries in which the Company operates.

“Company Series Seed Preferred Stock” means the Series Seed Preferred Stock, $0.0001 par value per share, of the Company.

“Company Series Seed Preferred Conversion” means that certain event that occurred on the date hereof, in which all of the issued and outstanding shares of Company Series Seed Preferred Stock were converted to shares of Company Common Stock pursuant to the organizational documents and the proper voting procedures.

“Company Shareholder Written Consent” shall have the meaning set forth in the recitals.

7

“Company Merger Shares” means, subject to Section 2.5(e), the product determined by multiplying (i) the Post-Closing MEDS Shares by (ii) the Company Allocation Percentage, in which:

●	“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the MEDS Valuation.
●	“Company Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.
●	“Company Valuation” means $83,670,000.
●	“Lower MEDS Net Cash Amount” means, if MEDS Net Cash is less than the Target MEDS Net Cash, then the amount, if any, that the Target MEDS Net Cash exceeds the MEDS Net Cash.
●	“Post-Closing MEDS Shares” means the quotient determined by dividing (i) the MEDS Outstanding Shares by (ii) the MEDS Allocation Percentage.
●	“MEDS Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the MEDS Valuation by (ii) the Aggregate Valuation.
●	“MEDS Equity Value” means $20,000,000.
●	“MEDS Outstanding Shares” means, subject to Section 2.5(e), the total number of shares of MEDS Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis, and assuming, without limitation or duplication, the issuance of shares of MEDS Common Stock in respect of all MEDS Options, warrants or other rights to receive shares, whether conditional or unconditional, that will be outstanding as of immediately prior to the First Effective Time. Notwithstanding any of the foregoing, (i) MEDS Options with an exercise price greater than $30.00 per share (as adjusted for any stock splits or reverse stock splits as of the date hereof) and (ii) and (ii) MEDS Series B Preferred Stock shall not be included in the total number of shares of MEDS Common Stock outstanding for purposes of determine the MEDS Outstanding Shares.
Set forth on Section 1.1(a)(i) of the MEDS Disclosure Schedule is the calculation of “MEDS Outstanding Shares.”
●	“MEDS Valuation” means (i) MEDS Equity Value minus (ii) the Lower MEDS Net Cash Amount (if any) plus (iii) the Upper MEDS Net Cash Amount (if any).
●	“Target MEDS Net Cash” means $2,000,000, plus an amount equal to a good faith estimate of expected MEDS operating costs for forty-five (45) days post-closing (including any additional transaction costs related to SEC and Nasdaq matters related to the Contemplated Transactions).
●	“Upper MEDS Net Cash Amount” means, if MEDS Net Cash is greater than the Target MEDS Net Cash, then the amount, if any, that the MEDS Net Cash exceeds the Target MEDS Net Cash.

For the avoidance of doubt, set forth in Section 1.1(a)(ii) of the MEDS Disclosure Schedule is an illustrative example of the calculation of “Company Merger Shares.”

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Unaudited Interim Balance Sheet” means the estimated unaudited statement of assets, liabilities and partner’s capital of the Company for the period since January 1, 2024 through June 30, 2024.

“Company Warrant Termination” means that certain event that occurred on the date hereof, in which all of the issued and outstanding warrants for Company Capital Stock were terminated pursuant to the terms hereof in exchange for the issuance of shares of Company Common Stock.

“Confidentiality Agreement” means the Confidentiality Agreement dated March 26, 2024, between the Company and MEDS.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement, including the Conversion, the Name Change and the Stock Plan Share Increase.

8

“Contract” means, with respect to any Person, any written or oral bond, debenture, note, indenture, guarantee, lease (whether for real or personal property), mortgage, license, purchase or sale order, or other legally binding contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) other plan, program, policy or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (i) above; and (iii) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

9

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, supra-national or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (iv) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (ii) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” means: (i) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (ii) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (iii) copyrights, including registrations and applications for registration thereof, (iv) software, including all source code, object code and related documentation, (v) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (vi) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means (i) an executive officer of MEDS; and (ii) any employee of MEDS that reports directly to the board of directors of MEDS or to an executive officer of MEDS.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know or discover or otherwise become aware of such fact in the ordinary course of the performance of such individual’s employment responsibilities or conducting a reasonably comprehensive investigation, consistent with such individual’s title or responsibilities, concerning the existence of the relevant matter. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

10

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“MEDS Associate” means any current or former employee, independent contractor, officer or director of MEDS or any of its Subsidiaries

“MEDS Balance Sheet” means the audited balance sheet of MEDS as of December 31, 2023, included in MEDS’s Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.

“MEDS Board” means the board of directors of MEDS.

“MEDS Capital Stock” means the MEDS Common Stock and MEDS Preferred Stock.

“MEDS Common Stock” means the common stock, $0.0001 par value per share, of MEDS.

“MEDS Contract” means any Contract: (i) to which MEDS or any of its Subsidiaries is a party, (ii) by which MEDS or any of its Subsidiaries or any MEDS IP Rights or any other asset of MEDS or its Subsidiaries is or may become bound or under which MEDS has, or may become subject to, any obligation, or (iii) under which MEDS or any of its Subsidiaries has or may acquire any right or interest.

“MEDS Covered Person” means, with respect to MEDS as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“MEDS Employee Plan” means any Employee Plan that MEDS or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of MEDS or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“MEDS IP Rights” means all Intellectual Property owned, licensed or controlled by MEDS that is necessary for, or used or held for use in, the operation of the business of MEDS as presently conducted.

“MEDS IP Rights Agreement” means any Contract governing, related or pertaining to any MEDS IP Rights.

“MEDS Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the MEDS Material Adverse Effect, (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of MEDS or any of its Subsidiaries, taken as a whole or (ii) materially impairs the ability of MEDS to consummate the Merger or any of the Contemplated Transactions; provided, however, that, in the case of clause (i); provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a MEDS Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of MEDS Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of MEDS Common Stock may be taken into account in determining whether a MEDS Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by MEDS that is required to comply with the terms of the Agreement, (d) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof or (f) general economic or political conditions or conditions generally affecting the industries in which MEDS or any of its Subsidiaries operates, or the economy or financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting MEDS and any its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which MEDS or any of its Subsidiaries operates. Notwithstanding the above, a delisting of MEDS Common Stock on Nasdaq shall constitute a MEDS Material Adverse Effect, provided that the Company has not refused or unreasonably delayed its consent to reasonable actions by MEDS to maintain the listing of MEDS Common Stock on Nasdaq.

11

“MEDS Net Cash” means the amount, whether positive or negative, without duplication, (i) MEDS’s Cash and Cash Equivalents determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the MEDS SEC Documents and the MEDS Balance Sheet, minus (ii) the sum of MEDS’s consolidated short-term and long-term contractual obligations accrued at the Closing Date (but excluding deferred revenue), in each case determined in accordance with GAAP and, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined in accordance with the financial statements (including any related notes) contained or incorporated by reference in the MEDS SEC Documents and the MEDS Balance Sheet, minus (iii) fees and expenses of MEDS incurred in connection with the Contemplated Transactions, including for the avoidance of doubt, Transaction Expenses of MEDS to the extent unpaid as of the Closing, minus (iv) any and all Liabilities of MEDS (a) to any current or former officer, director, employee, consultant or independent contractor (including change of control payments, retention payments, severance and other employee-, consultant- or independent contractor-related termination costs, or other payments) of MEDS or any of its Subsidiaries, or (b) pursuant to any MEDS Employee Plan, including deferred compensation, accrued but unpaid bonuses and accrued but unpaid vacation or paid time off (including related employer employment taxes on all the foregoing), minus (v) all Liabilities related to MEDS’s or any of its Subsidiaries’ lease obligations, plus (vi) all costs and expenses relating to the winding down of MED’s or any of its Subsidiaries’ prior research and development activities, plus (vii) all prepaid expenses set forth on Section 1.1(a)(iii) of the MEDS Disclosure Schedule, plus (viii) expenses paid, or Liabilities incurred, prior to Closing, that are approved in writing to be covered by MEDS’s D&O insurance in excess of the deductible and within overall policy limits, minus (ix) any deductibles paid under applicable insurance policies taken out by MEDS or any of its Subsidiaries, plus (x) deposits set forth on Section 1.1(a)(iv) of the MEDS Disclosure Schedule, and minus (xi) any unpaid Taxes of MEDS and its Subsidiaries for Tax periods (or pre-Closing portions thereof) ending on or before the Closing Date determined in a manner consistent with past practice (to the extent such past practice is consistent with applicable law), including any payroll Taxes payable as a result of the vesting of each outstanding and unvested MEDS Restricted Stock Unit pursuant to Section 5.5). For avoidance of doubt, the Cash and Cash Equivalents received in Subsequent Financings will be excluded from the calculation of MEDS Net Cash.

“MEDS Options” means options or other rights to purchase shares of MEDS Common Stock granted by MEDS, including pursuant to any MEDS Stock Plan or as an “inducement” award.

“MEDS Preferred Stock” means the Series X Non-Voting Convertible Preferred Stock, $0.00001 par value per share, of MEDS.

12

“MEDS Registered IP” means all MEDS IP Rights that are owned or exclusively licensed by MEDS that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“MEDS Restricted Stock Units” means any equity award with respect to MEDS Common Stock that represents the right to receive in the future shares of MEDS Common Stock pursuant to any MEDS Stock Plan.

“MEDS Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Merger Sub I Board” means the board of directors of Merger Sub I.

“Merger Sub II Board” means the board of directors of Merger Sub II.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and MEDS, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub I, Merger Sub II and MEDS.

“Permitted Encumbrance” means (i) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the MEDS Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or MEDS, as applicable, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (v) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (vi) liens arising under applicable securities Law.

13

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data and information concerning an identifiable natural person.

“Privacy Laws” mean Laws relating to privacy, security and/or collection, use or other processing of Personal Information.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (ii) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Tax” means (i) any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to a Party, the aggregate amount (without duplication) of all costs, fees and expenses incurred by such Party or any of its Subsidiaries (including Merger Subs), or for which such Party or any of its Subsidiaries are or may become liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including (i) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of such Party; and (ii) any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Contemplated Transactions) that become due or payable to any director, officer, employee or consultant in connection with the consummation of the Contemplated Transactions, together with any payroll Taxes associated therewith.

14

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Allocation Certificate	5.9
Capitalization Date	4.6(a)
Cash Determination Time	2.9
Certifications	4.7(a)
Closing Date	2.3
Company	Preamble
Company Employees	5.3(b)
Company Material Contract	3.13(a)
Company Permits	3.14(b)
Company Product Candidates	3.14(d)
Company Real Estate Leases	3.11
Company Regulatory Permits	3.14(d)
Company Shareholder Written Consent	Recitals
Consulting Agreements	Recitals
Conversion	Recitals
D&O Indemnified Parties	5.4(a)
Dissenting Shares	2.6
Disqualifying Event	4.22
Drug Regulatory Agency	3.14(c)
Exchange Agent	2.8
Exchange Fund	2.8
Excluded Shares	2.5(b)
FDA	3.14(c)
FDCA	3.14(c)
First Certificate of Merger	2.3
First Effective Time	2.3
First Merger	Recitals
First Step Surviving Company	2.1
Information Statement	5.1(a)
Lock-Up Agreements	Recitals
Loan Agreement	5.15
MEDS	Preamble
MEDS 2013 Plan	4.6(c)
MEDS 2014 Plan	4.6(c)
MEDS 2019 Plan	4.6(c)
MEDS Common Stock Consideration Cap	2.5(g)
MEDS Grant Date	4.6(f)
MEDS Material Contracts	4.13(a)
MEDS Net Cash Calculation	2.9
MEDS Net Cash Schedule	2.9
MEDS Product Candidates	4.14(d)
MEDS Regulatory Permits	4.14(d)
MEDS SEC Documents	4.7(a)
MEDS Stock Plans	4.6(c)
Merger	Recitals

15

Merger Consideration	2.5(c)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Name Change	Recitals
NVK	5.15
NVK Reserved Shares	5.15
PHSA	3.14(c)
Privacy Policies	3.22
Required Company Stockholder Vote	3.4
Required MEDS Stockholder Consent	4.4
Required MEDS Stockholder Vote	4.4
Second Certificate of Merger	2.3
Second Effective Time	2.3
Second Merger	Recitals
Series B Preferred Stock	4.6
Subsequent Financing	5.10
Surviving Company	2.1
Stock Plan Share Increase	Recitals
Transfer	5.12
WARN Act	3.17(f)
Withholding Agent	2.12
409A Plan	4.17(j)

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or MEDS Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the MEDS Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

16

Section 2. Description of Transaction.

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. As a result of the First Merger, the Company will continue as the surviving company of the First Merger (the “First Step Surviving Company”). Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and DLLCA, at the Second Effective Time, the First Step Surviving Company will merge with and into Merger Sub II, and the separate existence of the First Step Surviving Company shall cease. As a result of the Second Merger, Merger Sub II will continue as the surviving company in the Second Merger (the “Surviving Company”).

2.2 Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the First Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the First Step Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Step Surviving Company. As a result of the First Merger, the First Step Surviving Company will become a wholly owned subsidiary of MEDS. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of the First Step Surviving Company and Merger Sub II shall vest in the Surviving Company, and all debts, liabilities and duties of the First Step Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Surviving Company.

2.3 Closing; First Effective Time; Second Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8, and Section 9, the consummation of the Merger (the “Closing”) shall take place remotely, on the date of this Agreement, or at such other time, date and place as MEDS and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the First Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “First Certificate of Merger”) and (ii) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in form and substance to be agreed upon by the Parties (the “Second Certificate of Merger”). The First Merger shall become effective at the time of the filing of such First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such First Certificate of Merger or such other time as MEDS and the Company shall agree in writing and shall specify in the First Certificate of Merger (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as MEDS and the Company shall agree in writing and shall specify in the Second Certificate of Merger (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

2.4 Organizational Documents; Directors and Officers.

(a) As of the First Effective Time:

(i) the certificate of incorporation of the First Step Surviving Company shall be amended and restated in its entirety as the certificate of incorporation of Merger Sub I (except that references to the name of Merger Sub I shall be replaced by references to the name of the First Step Surviving Company), until thereafter amended as provided by the DGCL and the First Step Surviving Company’s Organizational Documents;

17

(ii) the certificate of incorporation and bylaws of MEDS shall be identical to the certificate of incorporation and bylaws of MEDS immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and MED’s Organizational Documents;

(iii) the bylaws of the First Step Surviving Company shall be amended and restated in its entirety as the bylaws of Merger Sub I (except that references to the name of Merger Sub I shall be replaced with references to the name of the First Step Surviving Company), until thereafter amended as provided by the DGCL and the First Step Surviving Company’s Organizational Documents; and

(iv) the directors and officers of the First Step Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the First Surviving Company, shall be as set forth in Section 5.7.

(b) As of the Second Effective Time:

(i) the manager of the Surviving Company in accordance with the certificate of formation and limited liability agreement of the Surviving Company, shall be MEDS;

(ii) the limited liability company agreement of the Surviving Company shall be identical to the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided that (A) the limited liability company agreement of the Surviving Company shall comply with Section 5.4 and (B) all references to Merger Sub II in the limited liability company agreement of the Surviving Company shall be changed to reference to Scienture LLC; and

(iii) the certificate of formation of the Surviving Company shall be identical to the certificate of formation of Merger Sub II as in effect immediately prior to the Second Effective Time, except all references to the name Merger Sub II shall be replaced by references to the name Scienture LLC” until thereafter further amended in accordance with DLLCA and as provided in the Surviving Company’s Organizational Documents.

(iv) the Parties shall take all action necessary (including, to the extent necessary, procuring the resignation of any directors on the MEDS Board immediately prior the Second Effective Time) so that, as of the Second Effective Time, the number of directors that comprise the full Board of Directors of MEDS shall be seven (7) (or such other number of directors and MEDS and the Company may mutually agree), and such Board of Directors shall upon the Second Effective Time initially consist of the Persons set forth in Section 2.4(b)(iv) of the MEDS Disclosure Schedules.

2.5 Conversion of Company Common Stock.

(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of MEDS, Merger Subs, the Company or any stockholder of the Company or stockholder of MEDS, subject to Section 2.5(c) and Section 2.5 (g), the shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Excluded Shares or Dissenting Shares), shall be converted solely into the right to receive a number of shares of MEDS Capital Stock equal to the amount of Company Merger Shares (as set forth on the Allocation Certificate), (the “Merger Consideration”). As of the First Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, and shall thereafter only represent the right to receive the Merger Consideration.

18

(b) Each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub I immediately prior to the First Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) If any shares of Company Common Stock outstanding immediately prior to the First Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock agreement, option award agreement or other similar agreement with the Company relating to Company Common Stock or options to purchase Company Common Stock, then the shares of MEDS Common Stock issued in exchange for such Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of MEDS Common Stock issued upon conversion of the Company Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the First Effective Time, MEDS is entitled to exercise any such repurchase option or other right set forth in any such restricted stock agreement, option award agreement or other similar agreement relating to Company Common stock or options to purchase Company Common Stock.

(d) No fractional shares of MEDS Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of MEDS Common Stock a holder of Company Common Stock would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share.

(e) At the First Effective Time, by virtue of the First Merger and without any further action on the part of MEDS, Merger Subs, the Company or any stockholder of the Company or stockholder of MEDS, each share of Merger Sub I Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of the First Step Surviving Company Common Stock. If applicable, each stock certificate of Merger Sub I evidencing ownership of any such Merger Sub I Common Stock shall, as of the First Effective Time, evidence ownership of such First Surviving Company Common Stock.

(f) If, between the date of this Agreement and the First Effective Time, the outstanding Company Common Stock or MEDS Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of Company Capital Stock or MEDS Capital Stock, respectively, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Company Merger Shares issued shall, to the extent necessary, be proportionally adjusted to reflect such change to the extent necessary to provide the holders of Company Common Stock and MEDS Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or MEDS to take any action with respect to Company Common Stock or MEDS Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(g) Notwithstanding anything to the contrary, the aggregate number of shares of MEDS Common Stock issued pursuant to Section 2.5(a) to any stockholder of the Company shall not result in the acquisition of beneficial ownership of MEDS in excess of 19.99% of the total number of shares of MEDS Common Stock outstanding immediately prior to the First Effective Time (the “MEDS Common Stock Consideration Cap”). In the event the aggregate number of shares of MEDS Common Stock issued pursuant to Section 2.5(a) to any stockholder of the Company at Closing would result in the issuance of shares of MEDS Common Stock in an amount in excess of the MEDS Common Stock Consideration Cap, MEDS shall issue to such holders of such Company Common Stock shares of MEDS Common Stock up to the MEDS Common Stock Consideration Cap and shall issue the remaining balance of such holder’s Company Common Stock in shares of MEDS Preferred Stock, in each case, in accordance with the applicable stockholder’s ownership of Company Common Stock as set forth on the Allocation Certificate.

(h) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of MEDS, the First Step Surviving Company, Merger Sub II or their respective members, each First Step Surviving Company Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

19

2.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock (other than Excluded Shares) that are issued and outstanding immediately prior to the First Effective Date and that are held by a stockholder of the Company who is entitled to demand and who has properly exercised appraisal rights available under Section 262 of the DGCL (8 Del. C. § 262) (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the First Effective Time, any such holder shall fail to perfect or otherwise shall waive, withdraw or otherwise lose the right to appraisal under Section 262 of the DGCL, such holder’s shares shall be deemed to have been converted at the First Effective Date into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled to pursuant to Section 2.5(a), without any interest thereon. The Company shall give prompt written notice to MEDS of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL, and MEDS shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MEDS, voluntarily make or agree to make any payment with respect to any demands for appraisals of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.7 Closing of the Company’s Transfer Books. At the First Effective Time: (a) all Company Common Stock outstanding immediately prior to the First Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing Company Common Stock that were outstanding immediately prior to the First Effective Time shall cease to have any rights as stockholders of the Company and (b) the transfer books of the Company shall be closed with respect to all Company Common Stock outstanding immediately prior to the First Effective Time. No further transfer of any such Company Common Stock shall be made on such transfer books after the First Effective Time.

2.8 Surrender of Company Common Stock.

(a) On or prior to the Closing Date, MEDS and the Company shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the First Effective Time, MEDS shall deposit (or cause to be deposited) with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock immediately prior to the First Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares) evidence of book-entry shares representing the shares of MEDS Capital Stock issuable pursuant to Section 2.5(a) in exchange for Company Common Stock. In addition, MEDS shall make available by depositing with the Exchange Agent, as necessary from time to time after the First Effective Time, any dividends or distributions payable under Section 2.8(c). All certificates representing shares of MEDS Capital Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”.

(b) Promptly after the First Effective Time, and in any event not later than the third (3rd) Business Day thereafter, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Common Stock that were converted into the right to receive the Merger Consideration, and any dividends or distributions payable under Section 2.8(c): (i) a form of letter of transmittal in customary form and containing such provisions as MEDS or the Exchange Agent may reasonably specify and (ii) instructions for use in effecting the surrender of Company Common Stock in exchange for the Merger Consideration, and any dividends or distributions payable under Section 2.8(c). Upon surrender of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or MEDS, the holder of such Company Common Stock (other than Excluded Shares or Dissenting Shares) shall be entitled to receive in exchange therefor book-entry shares representing a number of whole shares of MEDS Capital Stock that such holder has the right to receive pursuant to the provisions of Section 2.5(a) and any dividends or distributions payable under Section 2.8(c).

(c) No dividends or other distributions declared or made with respect to MEDS Capital Stock with a record date after the First Effective Time shall be paid to the holder of any Company Common Stock with respect to the shares of MEDS Capital Stock that such holder has the right to receive in the Merger until such holder delivers a duly executed letter of transmittal (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

20

(d) Any portion of the Exchange Fund deposited with the Exchange Agent that remain undistributed to holders of Company Common Stock as of the date that is 180 days after the Closing Date shall be delivered to the Surviving Company upon demand, and any holders of Company Common Stock (except to the extent representing Excluded Shares or Dissenting Shares) who have not theretofore delivered a duly executed letter of transmittal in accordance with this Section 2.8 shall thereafter look only to the Surviving Company for satisfaction of their claims for the Merger Consideration and any dividends or distributions with respect to shares of MEDS Capital Stock.

(e) No Party shall be liable to any holder of any Company Common Stock or to any other Person with respect to any shares of MEDS Capital Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9 Calculation of Net Cash and Company Valuation.

(a) No later than the Closing Date, MEDS will deliver to the Company a schedule (the “MEDS Net Cash Schedule”) setting forth, in reasonable detail, MEDS’s good faith, estimated calculation of MEDS Net Cash, including each component thereof (the “MEDS Net Cash Calculation” as of 11:59 p.m. on the last Business Day prior to the Closing Date (the “Cash Determination Time”) prepared and certified by MEDS’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for MEDS). MEDS shall make available to the Company (electronically to the greatest extent possible), as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the MEDS Net Cash Schedule and, if reasonably requested by the Company, MEDS’s accountants and counsel at reasonable times and upon reasonable notice. The MEDS Net Cash Calculation shall include MEDS’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Company Merger Shares.

2.10 Further Action. If, at any time after the First Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of the Company, then the officers and manager of the Surviving Company shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Subs, in the name of the Surviving Company and otherwise) to take such action.

2.11 Tax Consequences. The Parties acknowledge and agree that, for U.S. federal (and applicable state and local), income tax purposes the First Merger and the Second Merger, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

2.12 Withholding. Each of the Exchange Agent, MEDS, and the First Step Surviving Company (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement (including the Closing Distribution) such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law; provided that if a Withholding Agent determines that any payment to any member of the Company hereunder is subject to deduction and/or withholding, then, except with respect to compensatory payments or as a result of a failure to deliver the certificate described in Section 5.5(c), such Withholding Agent shall (i) provide notice to such member as soon as reasonably practicable after such determination and (ii) use commercially reasonable efforts to cooperate with such member prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

21

Section 3. Representations and Warranties of the Company.

Subject to Section 3, except as set forth in the written disclosure schedule delivered by the Company to MEDS (the “Company Disclosure Schedule”), the Company represents and warrants to MEDS and Merger Subs as of the date hereof follows:

3.1 Due Organization; Subsidiaries.

(a) The Company is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect. Such jurisdictions are set forth on Section 3.1(b) of the Company Disclosure Schedule.

(c) Except as set forth on Section 3.1(c) of the Company Disclosure Schedules, (i) the Company has no Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity; (ii) the Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity; (iii) the Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity; and (iv) the Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. The Company has delivered to MEDS accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by MEDS and Merger Subs, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (voting as a single class) (the “Required Company Stockholder Vote”), are the only votes of the holders of any Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions. The Company has obtained approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of adopting and approving this Agreement and the Contemplated Transactions.

22

3.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Company Stockholder Vote, the filing of the First Certificate of Merger required by the DGCL and the filing of the Second Certificate of Merger required by the DGCL and the DLLCA, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

(b) Except for (i) the Required Company Stockholder Vote, (ii) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL (iii) the filing of the Second Certificate of Merger with the Secretary of State of Delaware pursuant to the DLLCA, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL, to the extent applicable to the Company, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

3.6 Capitalization.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth an accurate and complete capitalization table of the Company as of the date of this Agreement. There are no shares of Company Capital Stock issued and outstanding other than Company Common Stock.

23

(b) All of the outstanding Company Common Stock as set out in Section 3.6(a) of the Company Disclosure Schedule have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Common Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock or other securities. Section 3.1(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to Company Common Stock (including shares issued pursuant to the exercise of options) and specifies which of those repurchase rights are currently exercisable.

(c) Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, the Company has no option plan or any other plan, program, agreement or arrangement providing for an equity-based compensation for any Person.

(d) Except as set forth in Section 3.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Common Stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any equity interest or any other securities or (iv) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company, and there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e) All outstanding Company Common Stock and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

3.7 Financial Statements.

(a) Section 3.7(a) of the Company Disclosure Schedule includes true and complete copies of the Company Unaudited Interim Balance Sheet, and the Company’s unaudited estimated statement of income, cash flow and changes in partners’ capital for the six months ended June 30, 2024 (collectively, the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the Company Financials may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(c) Section 3.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to MEDS accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since January 1, 2021.

24

(d) Since January 1, 2021, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2021, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.8 Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, between January 1, 2024 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (x) Company Material Adverse Effect or (y) actions to do any of the following:

(a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for Company Common Stock from terminated employees, directors or consultants of the Company in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to MEDS or any of its Subsidiaries);

(b) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(c) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (i) any capital stock or other security of the Company, (ii) any option, warrant or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(d) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(e) (i) lend money to any Person, (ii) incur or guarantee any indebtedness for borrowed money, (iii) guarantee any debt securities of others or (iv) make any capital expenditure or commitment;

(f) other than as required by applicable Law or any Employee Plan: (i) adopt, establish or enter into any Employee Plan, including, for the avoidance of doubt, any equity awards plans, (ii) cause or permit any Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (iii) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (iv) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (v) hire any officer, employee or consultant;

(g) enter into any material transaction outside the Ordinary Course of Business;

(h) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

25

(i) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to nonexclusive licenses in the Ordinary Course of Business);

(j) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Authority; or adopt or change any material accounting method in respect of Taxes;

(k) waive, settle or compromise any pending or threatened Legal Proceeding against the Company, other than waivers, settlements or agreements (i) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (ii) that do not impose any material restrictions on the operations or businesses of the Company or any equitable relief on, or the admission of wrongdoing by the Company;

(l) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the Ordinary Course of Business;

(m) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(n) sell, assign, transfer, license, sublicense or otherwise dispose of any material MEDS IP Rights (other than in the Ordinary Course of Business);

(o) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p) enter into, amend, terminate, or waive any material option or right under, any Company Material Contract;

(q) (i) materially change pricing or royalties or other payments set or charged by the Company to its customers or licensees or (ii) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to the Company; or

(r) agree, resolve or commit to do any of the foregoing.

3.9 Absence of Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities listed in Section 3.9 of the Company Disclosure Schedule.

3.10 Title to Assets. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

26

3.11 Real Property; Leasehold. The Company does not own nor has ever owned any real property. The Company has made available to MEDS (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Section 3.11(a) of the Company Disclosure Schedule lists all of the Company Real Estate Leases.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.

(b) Section 3.12(b) of the Company Disclosure Schedule accurately identifies (i) all Company Contracts pursuant to which any Company IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof), (ii) the corresponding Company Contract pursuant to which such Company IP Rights are licensed to the Company and (iii) whether the license or licenses granted to the Company are exclusive or nonexclusive.

(c) Section 3.12(c) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit).

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, the Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP Rights anywhere in the world.

(e) The Company exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights licensed to the Company, or co-owned rights each as identified in Section 3.12(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii) Except as set forth in Section 3.12(e)(ii) of the Company Disclosure Schedule, each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Intellectual Property for the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company.

27

(iii) To the Knowledge of the Company, no current or former member, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

(iv) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest.

(v) The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as confidential or a trade secret.

(vi) The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii) To the Knowledge of the Company, the Company IP Rights constitute all Intellectual Property necessary for the Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to noninfringement of Intellectual Property.

(f) The Company has delivered or made available to MEDS, a complete and accurate copy of all Company IP Rights Agreements. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) the Company, and to the Knowledge of the Company, no other party to any such agreement, is not in breach or default thereof in any material respect.

(g) The manufacture, marketing, sale, offering for sale, importation, use or intended use or other disposal of any product as currently sold or under development by the Company does not violate any license or agreement between the Company and any other third party, and, to the Knowledge of the Company, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Patents owned by Company within the Company IP Rights, or otherwise violating any Company IP Rights Agreement.

(h) As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. The Company has not received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that the Company has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(i) Each item of Company Registered IP is and at all times has been filed and maintained in compliance in all material respects with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.

28

(j) To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired as determined by the Company in accordance with GAAP.

(k) Except as set forth in Sections 3.12(b) or 3.12(c) of the Company Disclosure Schedule or as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by the Company (i) the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company, taken as a whole and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l) The Company is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Company and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13 Agreements, Contracts and Commitments.

(a) Section 3.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”), excluding any Employee Plan:

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Company to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision, in the case of the foregoing that restricts the activities of the Company (and excluding, for the avoidance of doubt, such provisions for the benefit of the Company);

(iii) each Company Contract (A) pursuant to which any Person granted the Company an exclusive license under any Intellectual Property, or (B) pursuant to which the Company granted any Person an exclusive license under any Company IP Rights;

(iv) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(v) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

29

(vii) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(viii) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(ix) each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $100,000;

(x) a Company Real Estate Lease; or

(xi) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of the Company taken as a whole.

(b) The Company has delivered or made available to MEDS accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) The Company is, and since January 1, 2021 has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

30

(b) The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 3.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Company or its Subsidiaries, as applicable, immediately after the Second Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the First Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and the development, testing, manufacturing, processing, storage, labeling, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company is in compliance in all material respects with the Company Regulatory Permits and has not, since January 1, 2021, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or adverse material modification of any Company Regulatory Permit. The Company has made available to MEDS all information requested by MEDS in the Company’s possession or control relating to the Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; summaries of material study data; inspection reports, notices of adverse findings, untitled letters, warning letters and other material written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency and (y) similar reports, material study data, notices, letters, material correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e) All clinical, preclinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. The Company has not received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of the Company, on behalf of the Company has been disqualified from participating in studies involving the Company Product Candidates, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened in writing or is pending.

31

(f) The Company is not, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. The Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.

(g) All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of, the Company in connection with any Company Product Candidate, since January 1, 2021, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No laboratory or manufacturing site owned by the Company, and to the Knowledge of the Company, no manufacturing site of a contract manufacturer or laboratory, with respect to any Company Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority.

3.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of the material assets owned or used by the Company or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company, or any of the material assets owned or used by the Company, is subject.

3.16 Tax Matters.

(a) The Company has timely filed all income Tax Returns and all other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by (or on behalf of) the Company (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of the Company for periods (or portions thereof) ending on or prior to the date of the Company Unaudited Interim Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) The Company has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

32

(d) There are no Encumbrances for Taxes (other than Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of the Company.

(e) No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of the Company. The Company (or any of its predecessors) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g) The Company is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial Contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords (an “Ordinary Course Agreement”).

(h) The Company has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). The Company has no material Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(i) The Company has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date other than in respect of such amounts reflected in the Company Unaudited Interim Balance Sheet or received in the Ordinary Course of Business since the date of the Company Unaudited Interim Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) The Company has never made an election to be classified as an S corporation for U.S. federal income tax purposes.

(l) The Company is not aware of any facts and has not knowingly taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.17 Employee and Labor Matters; Benefit Plans.

(a) Section 3.17(a)(i) of the Company Disclosure Schedule contains a complete and accurate list of the following information, as applicable, for each current employee of the Company, including each employee on leave of absence or other non-active status: name, employing entity, workplace location, job title, date of hire, service reference date (if different from date of hire), exempt or non-exempt classification under the Fair Labor Standards Act, active or non-active status (and the reason for such non-active status and expected return date, if known), work visa status, current base salary or wage rate, prior year base salary, or wage rate, current incentive compensation target, prior year incentive compensation target, prior year incentive compensation earned, current commission rate, and commissions earned year to date, prior year commission rate, and prior year commissions earned, accrued but unused paid time off. Section 3.17(a)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all individuals who perform services for the Company (A) under a leasing, contract worker, or similar arrangement with a third-party employer, or (B) as an independent contractor (excluding accounting, tax, legal, and similar service providers), along with, for each Person described in clauses (A) and (B), such Person’s current compensation or fee, date of engagement, workplace location, and the nature of the services they perform in respect of the Company.

33

(b) To the Company’s Knowledge, no employee or independent contractor performing services for the Company is bound by any contract that purports to limit the ability of such Person to engage in any activity, services, duties, or practice on behalf of the Company. No employee holding a management or executive position has notified the Company of an intention to resign, retire, or otherwise terminate his or her employment prior to the Closing or within six (6) months of the Closing.

(c) No current or former employees of the Company are or have been represented by a union or similar employee organization with respect to such employment. The Company is not a party to, bound by, or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. To the Knowledge of the Company, there is not now, and during the past three (3) years there has not been, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company. During the last three (3) years, there have not been any strikes, material slowdowns, work stoppages or, to the Knowledge of the Company threats thereof, by or with respect to the employees of the Company. There is no charge or complaint pending (or, to the Knowledge of the Company, threatened) before the National Labor Relations Board or other Governmental Authority of any unfair labor practice in respect of any employees of the Company, nor is the Company subject to any existing order, judgment, or decision regarding an unfair labor practice claim.

(d) The Company has, at all times during the past three (3) years, complied in all material respects with all applicable Laws concerning labor and employment and the terms of each applicable employment or services agreement in respect of all of their respective current and former employees and independent contractors, including without limitation such Laws relating to wages, hours, discrimination in employment, whistleblower protections, retaliation, worker classification, workplace safety and health, immigration, employee data privacy and security, tax withholding and reporting, workers’ compensation, unemployment insurance and employment termination. Except as described in Section 3.17(d) of the Company Disclosure Schedule, within the past three (3) years, the Company has not (i) has received written nor, to the Knowledge of the Company, oral notice of any actual or alleged violation of any such Law or breach of any such agreement, and, to the Knowledge of the Company, there are no grounds therefor, or (ii) has been subject to or received notice of an audit or investigation by any Governmental Authority relating to any employment-related matter.

(e) The Company is not delinquent in payments that have become due and payable to any employee or other individual who has performed services for the Company for wages, salaries, commissions, bonuses, fees, or other compensation for any services performed.

(f) In the past twelve (12) months, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of the Company and the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act.

(g) Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, neither the Company, nor any of its ERISA Affiliates, has ever sponsored, contributed to, or provided benefits under or through, or had any obligation to contribute to or provide benefits under or through any Employee Plan.

3.18 Environmental Matters. Since January 1, 2021, the Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received, since January 1, 2021, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (a) no current or prior owner of any property leased or controlled by the Company has received, since January 1, 2021, any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (b) the Company has no material liability under any Environmental Law.

34

3.19 Insurance. The Company has delivered to MEDS accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance claim under any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company, and no such carries has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

3.20 No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.21 Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedule describes any material transactions or relationships, in the past three (3) years, between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22 Privacy and Data Security. The Company has complied with all applicable Privacy Laws and the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with the Company in connection with the operation of the Company’s business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws, concerning the privacy, security, collection and use of Personal Information (the “Privacy Policies”) and has complied with the same, except for such noncompliance as has not to the Knowledge of the Company had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no claims have been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of the Company, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Company data in the custody or control of the Company or any service provider acting on behalf of the Company, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Company Contract.

35

3.23 Accredited Investor Status. Prior to the date of this Agreement each holder of Company Common Stock has previously represented to the Company that it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

3.24 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither MEDS nor any other person on behalf of MEDS makes any express or implied representation or warranty with respect to MEDS or with respect to any other information provided to the Company, any of its members or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of MEDS set forth in Section 4 (in each case as qualified and limited by the MEDS Disclosure Schedule)) none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of MEDS and Merger Subs.

Except (a) as set forth in the written disclosure schedule delivered by MEDS to the Company (the “MEDS Disclosure Schedule”) or (b) as disclosed in the MEDS SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the MEDS SEC Documents (x) shall not be deemed disclosed for purposes of Sections 4.1(a), 4.1(b), 4.3, 4.4, 4.5, or 4.6 and (y) shall be deemed to be disclosed in a section of the MEDS Disclosure Schedule only to the extent that is readily apparent from a reading of such MEDS SEC Documents that is applicable to such section or subsection of the MEDS Disclosure Schedule, MEDS and Merger Subs represent and warrant to the Company as follows:

4.1 Due Organization; Subsidiaries.

(a) Each of MEDS and its Subsidiaries (including Merger Subs) is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of their formation, Merger Subs have not engaged in any activities other than in connection with or as contemplated by this Agreement. Except as set forth on Section 4.1(a) of the MEDS Disclosure Schedule, all of MEDS’s Subsidiaries are wholly owned by MEDS.

(b) Each of MEDS and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a MEDS Material Adverse Effect. Such jurisdictions are set forth on Section 4.1(b) of the MEDS Disclosure Schedule.

(c) Except as set forth on Section 4.1(c) of the MEDS Disclosure Schedule: (i) MEDS has no Subsidiaries other than Merger Subs and MEDS does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Subs, (ii) MEDS is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity, and (iii) MEDS has not agreed and is not obligated to make, nor is MEDS bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. MEDS has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

36

4.2 Organizational Documents. MEDS has delivered to the Company accurate and complete copies of MEDS’s Organizational Documents. MEDS is not in breach or violation of its Organizational Documents in any material respect.

4.3 Authority; Binding Nature of Agreement. Each of MEDS and Merger Subs has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The MEDS Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of MEDS and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of MEDS Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of MEDS vote to approve the Conversion, the Name Change and the Stock Plan Share Increase (or consent via a Required MEDS Stockholder Consent) pursuant to the terms of this Agreement. The Merger Sub I Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub I and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub I vote to adopt this Agreement and thereby approve the Contemplated Transactions. The Merger Sub II Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub II and its sole member, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of Merger Sub II vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Utah and Merger Subs and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of MEDS and Merger Subs, enforceable against each of MEDS and Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Vote/Consent Required. The affirmative vote of a majority of (a) the votes cast at the MEDS Stockholder Meeting is the only vote of the holders of any class or series of MEDS’s capital stock necessary to approve the Conversion, the Name Change and the Stock Plan Share Increase (the “Required MEDS Stockholder Vote”), and the Required MEDS Stockholder Vote is the only vote of the holders of any class or series of MEDS Capital Stock necessary to approve the Conversion, the Name Change and the Stock Plan Share Increase. Furthermore, the Required MEDS Stockholder Vote is not required solely in the event a fully executed written consent from MEDS stockholders holding a majority of the shares of MEDS Common Stock entitled to vote thereon is obtained (the “Required MEDS Stockholder Consent”).

4.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required MEDS Stockholder Vote (or the Required MEDS Stockholder Consent) and the filing of the First Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by MEDS or Merger Subs, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of MEDS or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which MEDS or its Subsidiaries or any of the assets owned or used by MEDS or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by MEDS or its Subsidiaries or that otherwise relates to the business of MEDS, or any of the assets owned, leased or used by MEDS;

37

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any MEDS Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any MEDS Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such MEDS Material Contract, (C) accelerate the maturity or performance of any MEDS Material Contract or (D) cancel, terminate or modify any term of any MEDS Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by MEDS or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.5 of the MEDS Disclosure Schedule under any MEDS Contract, (ii) the Required MEDS Stockholder Vote (or the Required MEDS Stockholder Consent), (iii) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither MEDS nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The MEDS Board, the Merger Sub I Board, and the Merger Sub II Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6 Capitalization.

(a) The authorized capital stock of MEDS consists of (i) 100,000,000 shares of MEDS Common Stock of which 1,458,506 shares have been issued and are outstanding as of July 23, 2024 (the “Capitalization Date”) and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share ( 787,754 of Series B preferred stock (the “Series B Preferred Stock”), 1,000 of Series C preferred stock and 9,211,246 shares of Series X non-noting convertible preferred stock), of which 15,759 shares of Series B preferred stock, 0 shares of Series C preferred stock and 0 shares of Series X non-noting convertible preferred stock have been issued and are outstanding as of the Capitalization Date. MEDS does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of MEDS Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of MEDS Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of MEDS Common Stock is subject to any right of first refusal in favor of MEDS. Except as contemplated herein, there is no MEDS Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of MEDS Common Stock. MEDS is not under any obligation, nor is MEDS bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of MEDS Common Stock or other securities. Section 4.6(b) of the MEDS Disclosure Schedule accurately and completely describes all repurchase rights held by MEDS with respect to shares of MEDS Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

38

(c) Except for the MEDS 2013 Equity Incentive Plan, as amended (the “Meds 2013 Plan”), the MEDS 2014 Equity Incentive Plan, as amended (the “MEDS 2014 Plan”) and the MEDS Second Amended and Restated 2019 Equity Incentive Plan, as amended (the “MEDS 2019 Plan” and, together with the MEDS 2013 Plan and MEDS 2014 Plan, the “MEDS Stock Plans”), and except as set forth on Section 4.6(c) of the MEDS Disclosure Schedule, MEDS does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. The MEDS 2014 Plan initially authorized 2,000,000 shares of MEDS Common Stock. The MEDS 2019 Plan initially authorized 2,000,000 shares of MEDS Common Stock, subsequently increased the number of available shares by 2,000,000 in June of 2023, and later reduced by a 1-for-15 reverse stock split in June of 2023. As of the date of this Agreement, no shares of MEDS Common Stock are available for awards under the MEDS 2014 Plan, and 123,094 shares remain available for future issuance pursuant to the MEDS 2019 Plan. As of the date of this Agreement, MEDS has reserved 23,930 shares for issuance upon exercise or settlement of MEDS Options granted under the MEDS Stock Plans. Section 4.6(c) of the MEDS Disclosure Schedule sets forth the following information with respect to each MEDS Option and MEDS Restricted Stock Unit outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of MEDS Common Stock subject to such MEDS Option and MEDS Restricted Stock Units at the time of grant, (iii) the number of shares of MEDS Common Stock subject to such MEDS Option and MEDS Restricted Stock Units as of the date of this Agreement, (iv) the exercise price of such MEDS Option, (v) the date on which such MEDS Option and MEDS Restricted Stock Units was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such MEDS Option expires, (viii) whether such MEDS Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (ix) in the case of a MEDS Option, the plan pursuant to which such MEDS Option was granted. MEDS has made available to the Company accurate and complete copies of equity incentive plans pursuant to which MEDS has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the MEDS Stock Plans and any amendments thereto.

(d) Except for the outstanding MEDS Options and MEDS Restricted Stock Units or as set forth on Section 4.6(d) of the MEDS Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of MEDS, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of MEDS, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which MEDS is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of MEDS. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to MEDS.

(e) All outstanding shares of MEDS Common Stock, MEDS Options, MEDS Restricted Stock Units and other securities of MEDS have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to MEDS Options and MEDS Restricted Stock Units granted pursuant to the MEDS Stock Plans, (i) each grant of a MEDS Option or MEDS Restricted Stock Unit was duly authorized no later than the date on which the grant of such MEDS Option and MEDS Restricted Stock Unit was by its terms to be effective (the “MEDS Grant Date”) by all necessary corporate action, including, as applicable, approval by the MEDS Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each MEDS Option and MEDS Restricted Stock Unit grant was made in accordance with the terms of the MEDS Stock Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each MEDS Option was not less than the fair market value of a share of MEDS Common Stock on the applicable MEDS Grant Date.

4.7 SEC Filings; Financial Statements.

(a) Except as set forth in Section 4.7(a) of the MEDS Disclosure Schedule, MEDS has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2022 (the “MEDS SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the MEDS SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the MEDS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the MEDS SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

39

(b) The financial statements (including any related notes) contained or incorporated by reference in the MEDS SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of MEDS as of the respective dates thereof and the results of operations and cash flows of MEDS for the periods covered thereby. Other than as expressly disclosed in the MEDS SEC Documents filed prior to the date hereof, there has been no material change in MEDS’s accounting methods or principles that would be required to be disclosed in MEDS’s financial statements in accordance with GAAP. The books of account and other financial records of MEDS and each of its Subsidiaries are true and complete in all material respects.

(c) MEDS’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of MEDS, “independent” with respect to MEDS within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of MEDS, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth on Section 4.7(d) of the MEDS Disclosure Schedule, MEDS has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the MEDS Common Stock on Nasdaq. MEDS has not disclosed any unresolved comments in the MEDS SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of MEDS, the MEDS Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as set forth on Section 4.7(f) of the MEDS Disclosure Schedule, MEDS is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) MEDS maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that MEDS maintains records that in reasonable detail accurately and fairly reflect MEDS’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the MEDS Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of MEDS’s assets that could have a material effect on MEDS’s financial statements. MEDS has evaluated the effectiveness of MEDS’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable MEDS SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. MEDS has disclosed to MEDS’s auditors and the Audit Committee of the MEDS Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect MEDS’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in MEDS’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the MEDS SEC Documents filed prior to the date hereof, MEDS’s internal control over financial reporting is effective and MEDS has not identified any material weaknesses in the design or operation of MEDS’s internal control over financial reporting.

40

(h) MEDS’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by MEDS in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to MEDS’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Certifications and such disclosure controls and procedures are effective. MEDS has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(i) MEDS has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

4.8 Absence of Changes. Except as set forth on Section 4.8 of the MEDS Disclosure Schedule, between January 1, 2024 and the date of this Agreement, MEDS has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) MEDS Material Adverse Effect or (b) actions to do any of the following:

(a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of MEDS Common Stock from terminated employees, directors or consultants of MEDS in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to MEDS or any of its Subsidiaries);

(b) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for MEDS Common Stock issued upon the valid exercise or settlement of outstanding MEDS Options or MEDS Restricted Stock Units as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(c) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(e) (i) lend money to any Person, (ii) incur or guarantee any indebtedness for borrowed money, (iii) guarantee any debt securities of others or (iv) make any capital expenditure or commitment;

(f) other than as required by applicable Law or the terms of any MEDS Employee Plan in effect as of the date of this Agreement: (i) adopt, establish or enter into any MEDS Employee Plan, including, for the avoidance of doubt, any equity awards plans, (ii) cause or permit any MEDS Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (iii) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any MEDS Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants, (iv) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (v) hire any officer, employee or consultant;

41

(g) enter into any material transaction outside the Ordinary Course of Business;

(h) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(i) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Authority; or adopt or change any material accounting method in respect of Taxes;

(j) waive, settle or compromise any pending or threatened Legal Proceeding against MEDS or any of its Subsidiaries, other than waivers, settlements or agreements (i) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (ii) that do not impose any material restrictions on the operations or businesses of MEDS or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by MEDS or any of its Subsidiaries;

(k) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the Ordinary Course of Business;

(l) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(m) sell, assign, transfer, license, sublicense or otherwise dispose of any material MEDS IP Rights (other than in the Ordinary Course of Business);

(n) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(o) enter into, amend, terminate, or waive any material option or right under, any MEDS Material Contract;

(p) (i) materially change pricing or royalties or other payments set or charged by MEDS or any of Subsidiaries to its customers or licensees or (ii) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to MEDS or any of Subsidiaries; or

(q) agree, resolve or commit to do any of the foregoing.

4.9 Absence of Undisclosed Liabilities. Neither MEDS nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the MEDS Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by MEDS or its Subsidiaries since the date of the MEDS Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of MEDS or any of its Subsidiaries under MEDS Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) described in Section 4.9 of the MEDS Disclosure Schedule.

42

4.10 Title to Assets. Each of MEDS and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the MEDS Unaudited Interim Balance Sheet and (b) all other tangible assets reflected in the books and records of MEDS as being owned by MEDS. All of such assets are owned or, in the case of leased assets, leased by MEDS or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11 Real Property; Leasehold. Neither MEDS nor any of its Subsidiaries owns or has ever owned any real property. MEDS has made available to the Company (a) an accurate and complete list of all real properties with respect to which MEDS directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by MEDS or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “MEDS Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12 Intellectual Property.

(a) Section 4.12(a) of the MEDS Disclosure Schedule is an accurate, true and complete listing of all MEDS Registered IP.

(b) Section 4.12(b) of the MEDS Disclosure Schedule accurately identifies (i) all MEDS Contracts pursuant to which any MEDS IP Rights are licensed to MEDS (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of MEDS products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between MEDS and its employees in MEDS’s standard form thereof) and (ii) whether the license or licenses granted to MEDS are exclusive or nonexclusive.

(c) Section 4.12(c) of the MEDS Disclosure Schedule accurately identifies each MEDS Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any MEDS IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any MEDS IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for MEDS’s benefit).

(d) Neither MEDS not any of its Subsidiaries is bound by, and no MEDS IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of MEDS or any of its Subsidiaries to use, exploit, assert, or enforce any MEDS IP Rights anywhere in the world.

(e) MEDS or one of its Subsidiaries exclusively owns all right, title, and interest to and in the MEDS IP Rights (other than (i) MEDS IP Rights licensed to the Company, or co-owned rights each as identified in Section 4.12(c) of the MEDS Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of MEDS or its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

43

(i) All documents and instruments necessary to register or apply for or renew registration of MEDS Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii) Each Person who is or was an employee or contractor of MEDS or any of its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property for MEDS or any of its Subsidiaries has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to MEDS or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of MEDS and its Subsidiaries.

(iii) To the Knowledge of MEDS, no current or former member, officer, director, or employee of MEDS or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any MEDS IP Rights purported to be owned by MEDS. To the Knowledge of MEDS, no employee of MEDS or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for MEDS or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning MEDS IP Rights purported to be owned by MEDS or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising MEDS IP Rights purported to be owned by MEDS or such Subsidiary.

(iv) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any MEDS IP Rights in which MEDS or any of its Subsidiaries has an ownership interest.

(v) MEDS and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that MEDS or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) MEDS or any of its Subsidiaries has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any MEDS IP Rights to any other Person.

(vii) To the Knowledge of MEDS, the MEDS IP Rights constitute all Intellectual Property necessary for MEDS to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(f) MEDS has delivered, or made available to the Company, a complete and accurate copy of all material MEDS IP Rights Agreements.

(g) The manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by MEDS does not violate any license or agreement between MEDS or its Subsidiaries and any third party in any material respect, and, to the Knowledge of MEDS, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a MEDS Material Adverse Effect. To the Knowledge of MEDS, no third party is infringing upon any Patents owned by MEDS within the MEDS IP Rights, or violating any MEDS IP Rights Agreement.

(h) As of the date of this Agreement, MEDS is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any MEDS IP Rights. MEDS has not received any written notice asserting that any MEDS Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that MEDS or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

44

(i) To the Knowledge of MEDS, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by MEDS conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a MEDS Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which MEDS has or purports to have an ownership interest has been impaired as determined by MEDS in accordance with GAAP.

(j) Except as may be set forth in the Contracts listed on Section 4.12(b) or 4.12(c) of the MEDS Disclosure Schedule or as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by MEDS (i) MEDS is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to MEDS taken as a whole and (ii) MEDS has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) Neither MEDS nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any MEDS IP Rights, result in breach of, default under or termination of such Contract with respect to any MEDS IP Rights, or impair the right of MEDS or the Surviving Company and its Subsidiaries to use, sell or license or enforce any MEDS IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a MEDS Material Adverse Effect.

4.13 Agreements, Contracts and Commitments.

(a) Section 4.13(a) of the MEDS Disclosure Schedule identifies each MEDS Contract that is in effect as of the date of this Agreement (each, an “MEDS Material Contract” and collectively, the “MEDS Material Contracts”), excluding any Employee Plan:

(i) each MEDS Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii) each MEDS Contract requiring payments by MEDS after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by MEDS on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit MEDS’s, or such successor’s ability to terminate employees at will;

(iii) each MEDS Contract relating to any agreement or plan, including any option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each MEDS Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each MEDS Contract containing (A) any covenant limiting the freedom of MEDS or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of the MEDS’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

45

(vi) each MEDS Contract (A) pursuant to which any Person granted MEDS an exclusive license under any Intellectual Property, or (B) pursuant to which MEDS granted any Person an exclusive license under any MEDS IP Rights;

(vii) each MEDS Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(viii) each MEDS Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

(ix) each MEDS Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of MEDS or any loans or debt obligations with officers or directors of MEDS;

(x) each MEDS Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which MEDS or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which MEDS or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by MEDS or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of MEDS or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of MEDS or any of its Subsidiaries, in each case, except for MEDS Contracts entered into in the Ordinary Course of Business;

(xi) each MEDS Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to MEDS in connection with the Contemplated Transactions;

(xii) each MEDS Contract to which MEDS or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, MEDS or such Subsidiary in excess of $100,000;

(xiii) a MEDS Real Estate Lease;

(xiv) a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the MEDS Disclosure Schedule; or

(xv) any other MEDS Contract that is not terminable at will (with no penalty or payment) by MEDS or any of its Subsidiaries, and (A) which involves payment or receipt by MEDS or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of MEDS and its Subsidiaries taken as a whole.

(b) MEDS has delivered or made available to the Company accurate and complete copies of all MEDS Material Contracts, including all amendments thereto. There are no MEDS Material Contracts that are not in written form. MEDS has not nor, to MEDS’s Knowledge as of the date of this Agreement, has any other party to a MEDS Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any MEDS Material Contract in such manner as would permit any other party to cancel or terminate any such MEDS Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a MEDS Material Adverse Effect. As to MEDS and its Subsidiaries, as of the date of this Agreement, each MEDS Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any MEDS Material Contract to change, any material amount paid or payable to MEDS under any MEDS Material Contract or any other material term or provision of any MEDS Material Contract.

46

4.14 Compliance; Permits; Restrictions.

(a) MEDS and each of its Subsidiaries is, and since January 1, 2020, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of MEDS, threatened against MEDS or any of its Subsidiaries. There is no agreement or Order binding upon MEDS or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of MEDS or any of its Subsidiaries, any acquisition of material property by MEDS or any of its Subsidiaries or the conduct of business by MEDS or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on MEDS’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of MEDS and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of MEDS and Merger Subs as currently conducted (collectively, the “MEDS Permits”). Section 4.12(b) of the MEDS Disclosure Schedule identifies each MEDS Permit. Each of MEDS and its Subsidiaries is in material compliance with the terms of the MEDS Permits. No Legal Proceeding is pending or, to the Knowledge of MEDS, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any MEDS Permit. The rights and benefits of each MEDS Permit will be available to MEDS and Surviving Company immediately after the Second Effective Time on terms substantially identical to those enjoyed by MEDS and its Subsidiaries as of the date of this Agreement and immediately prior to the First Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of MEDS, threatened with respect to an alleged material violation by MEDS or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug Regulatory Agency.

(d) Each of MEDS and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of MEDS and Merger Subs as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “MEDS Product Candidates”) (the “MEDS Regulatory Permits”) and no such MEDS Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. MEDS has timely maintained and is in compliance in all material respects with the MEDS Regulatory Permits and neither MEDS nor or any of its Subsidiaries has, since January 1, 2022, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any MEDS Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any MEDS Regulatory Permit. Except for the information and files identified in Section 4.14(d) of the MEDS Disclosure Schedule, MEDS has made available to the Company all information requested by the Company in MEDS’s or its Subsidiaries’ possession or control relating to the MEDS Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the MEDS Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information are accurate and complete in all material respects.

47

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, MEDS or its Subsidiaries, in which MEDS or its Subsidiaries or their respective product candidates, including the MEDS Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Other than as set forth on Section 4.14(e) of the MEDS Disclosure Schedule, neither MEDS nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of MEDS, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, MEDS or any of its Subsidiaries or in which MEDS or any of its Subsidiaries or its current product candidates, including the MEDS Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of MEDS, on behalf of MEDS or any of its Subsidiaries has been disqualified from participating in studies involving the MEDS Product Candidates, and to the Knowledge of MEDS, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f) Neither MEDS nor any of its Subsidiaries and, to the Knowledge of MEDS, any contract manufacturer with respect to any MEDS Product Candidate is the subject of any pending or, to the Knowledge of MEDS, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of MEDS, neither MEDS nor any of its Subsidiaries and no contract manufacturer with respect to any MEDS Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of MEDS, any of its Subsidiaries, and to the Knowledge of MEDS, any contract manufacturer with respect to any MEDS Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of MEDS, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against MEDS, any of its Subsidiaries, and to the Knowledge of the MEDS, any contract manufacturer with respect to any MEDS Product Candidate, or any of its officers, employees or agents.

(g) All manufacturing operations conducted by, or to the Knowledge of MEDS, for the benefit of, MEDS or its Subsidiaries in connection with any MEDS Product Candidate, since January 1, 2021, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No laboratory or manufacturing site owned by MEDS or its Subsidiaries, and to the Knowledge of MEDS, no manufacturing site of a contract manufacturer or laboratory, with respect to any MEDS Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of MEDS, neither the FDA nor any other Governmental Authority is considering such action.

4.15 Legal Proceedings; Orders.

(a) Except as set forth in Section 4.15(a) of the MEDS Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of MEDS, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves MEDS or any of its Subsidiaries or any MEDS Associate (in his or her capacity as such) or any of the material assets owned or used by MEDS or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

48

(b) There is no Order to which MEDS or any of its Subsidiaries, or any of the material assets owned or used by MEDS or any of its Subsidiaries is subject. To the Knowledge of MEDS, no officer or other Key Employee of MEDS or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of MEDS or any of its Subsidiaries or to any material assets owned or used by MEDS or any of its Subsidiaries.

4.16 Tax Matters.

(a) Each of MEDS and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where MEDS or any of its Subsidiaries does not file Tax Returns that MEDS or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by MEDS and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of MEDS and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the MEDS Unaudited Interim Balance Sheet do not materially exceed the accruals for current Taxes set forth on the MEDS Unaudited Interim Balance Sheet. Since the date of the MEDS Unaudited Interim Balance Sheet, neither MEDS nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Each of MEDS and each of its Subsidiaries has (i) withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of MEDS or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to MEDS or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, examinations assessments or other actions for or relating to any liability in respect of Taxes of MEDS or any of its Subsidiaries. Neither MEDS nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither MEDS nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g) Neither MEDS nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is MEDS). Neither MEDS nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than MEDS and Merger Subs) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(h) Neither MEDS nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither MEDS nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

49

(j) Neither MEDS nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date other than in respect of such amounts reflected in the MEDS Balance Sheet or received in the Ordinary Course of Business since the date of the MEDS Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Section 4.16(k) of the MEDS Disclosure Schedule sets forth the entity classification of MEDS and each of its Subsidiaries for U.S. federal income tax purposes. Neither MEDS nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(l) Neither MEDS nor any of its Subsidiaries is aware of any facts or has knowingly taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) The membership interests in each of Merger Sub II are directly and wholly owned by MEDS, and Merger Sub II is, and has been since formation, disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from MEDS for United States federal income tax purposes.

4.17 Employee and Labor Matters; Benefit Plans.

(a) Section 4.17(a) of the MEDS Disclosure Schedule sets forth, for each Person who is currently an employee of MEDS or any of its Subsidiaries, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the expected return), whether exempt from the Fair Labor Standards Act, annual salary and wage rate, most recent annual bonus received and current annual bonus opportunity. Section 4.17(a) of the MEDS Disclosure Schedule separately sets forth, for each Person who currently is an individual independent contractor engaged by MEDS or any of its Subsidiaries, such contractor’s name, duties and rate of compensation. No Key Employee has indicated to MEDS or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

(b) The employment of MEDS’s employees is terminable by MEDS at will. MEDS has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of MEDS employees to the extent currently effective and material.

(c) MEDS is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of MEDS, purporting to represent or seeking to represent any employees of MEDS.

(d) Section 4.17(d) of the MEDS Disclosure Schedule lists all MEDS Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of MEDS or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to the Company).

(e) Each MEDS Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of MEDS, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such MEDS Employee Plan or the exempt status of any related trust.

50

(f) Each MEDS Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of MEDS, threatened with respect to any MEDS Employee Plan. All payments and/or contributions required to have been made with respect to all MEDS Employee Plans either have been made or have been accrued in accordance with the terms of the applicable MEDS Employee Plan and applicable Law.

(g) Neither MEDS nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to, or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither MEDS nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(h) No MEDS Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (1) pursuant to COBRA or an analogous state law requirement or (2) continuation coverage through the end of the month in which such termination or retirement occurs. MEDS does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(i) No MEDS Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(j) Each MEDS Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any 409A Plan is or, when made in accordance with the terms of the 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

(k) MEDS is, and at all times during the past three (3) years has been, in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of MEDS: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no, and during the past three (3) years there have been no, actions, suits, claims or administrative matters pending or, to the Knowledge of MEDS, threatened or reasonably anticipated against MEDS relating to any employee, independent contractor, director, employment agreement or MEDS Employee Plan (other than routine claims for benefits). To the Knowledge of MEDS, there are no pending or threatened or reasonably anticipated claims or actions against MEDS, any MEDS trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. MEDS is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(l) MEDS has no material Liability with respect to any misclassification within the past four (4) years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. MEDS has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law (nor has MEDS been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

51

(m) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting MEDS. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(n) MEDS is not, nor has MEDS been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no, and during the past three (3) years there has been no, Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of MEDS, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any MEDS Associate, including charges of unfair labor practices or discrimination complaints.

(o) There is no contract, agreement, plan or arrangement to which MEDS or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p) Neither MEDS nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of MEDS or any of its Subsidiaries.

4.18 Environmental Matters. Since January 1, 2020, MEDS and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by MEDS of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a MEDS Material Adverse Effect. Neither MEDS nor any of its Subsidiaries has received since January 1, 2020, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that MEDS or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of MEDS, there are no circumstances that may prevent or interfere with MEDS’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a MEDS Material Adverse Effect. To the Knowledge of MEDS: (i) no current or prior owner of any property leased or controlled by MEDS or any of its Subsidiaries has received since January 1, 2021, any written notice or other communication relating to property owned or leased at any time by MEDS or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or MEDS or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither MEDS nor any of its Subsidiaries has any material liability under any Environmental Law.

4.19 Insurance. MEDS has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of MEDS and its Subsidiaries (including Merger Subs). Each of such insurance policies is in full force and effect and MEDS and its Subsidiaries (including Merger Subs) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither MEDS nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of MEDS and its Subsidiaries (including Merger Subs) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against MEDS or such Subsidiary for which MEDS or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed MEDS or any of its Subsidiaries of its intent to do so.

52

4.20 Transactions with Affiliates. Except as set forth in the MEDS SEC Documents filed prior to the date of this Agreement, since the date of MEDS’s last proxy statement filed in 2020 with the SEC, no event has occurred that would be required to be reported by MEDS pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the MEDS Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of MEDS as of the date of this Agreement.

4.21 No Financial Advisors. Except as set forth on Section 4.21 of the MEDS Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of MEDS.

4.22 Valid Issuance; No Bad Actor. The MEDS Capital Stock to be issued in the First Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of MEDS as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to MEDS or, to MEDS’s Knowledge, any MEDS Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

4.23 Privacy and Data Security. MEDS and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any MEDS Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with MEDS or any of its Subsidiaries in connection with the operation of MEDS’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a MEDS Material Adverse Effect. To the Knowledge of MEDS, MEDS has implemented and maintains reasonable Privacy Policies and has complied with its Privacy Policies, except for such noncompliance as has not to the Knowledge of the MEDS had, and would not reasonably be expected to have, individually or in the aggregate, a MEDS Material Adverse Effect. To the Knowledge of MEDS, as of the date hereof, no claims have been asserted or threatened against MEDS by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any MEDS Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of MEDS, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or MEDS data in the custody or control of MEDS or any service provider acting on behalf of MEDS, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any MEDS Contract.

4.24 No Other Representations or Warranties. MEDS hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to MEDS, Merger Subs or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of MEDS, Merger Sub or any of their respective Representatives, stockholders or members, has relied on any such information (including the accuracy or completeness thereof).

Section 5. Agreements of the Parties.

5.1 Information Statement.

(a) As promptly as practicable after the Closing Date, MEDS shall prepare and file with the SEC an information statement on Schedule 14C relating to the Required MEDS Stockholder Consent regarding the Conversion, the Name Change and the Stock Plan Share Increase (together with any amendments thereof or supplements thereto, the “Information Statement”). MEDS shall use its commercially reasonable efforts to (i) cause the Information Statement to comply with applicable rules and regulations promulgated by the SEC and the guidance of the staff of the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Information Statement.

53

(b) MEDS covenants and agrees that the Information Statement (and the letter to stockholders included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) MEDS shall use commercially reasonable efforts to cause the Information Statement to be mailed to MEDS’s stockholders as promptly as practicable after the Information Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Information Statement or that its review of the Information Statement has been completed or (ii) at least ten (10) days shall have passed since the Information Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Information Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If MEDS, either of the Merger Subs or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Information Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in MEDS filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the MEDS stockholders.

5.2 Conversion, Name Change and Stock Plan Share Increase. The Required MEDS Stockholder Consent shall be deemed effective on the twentieth (20th) calendar day following the mailing of the Information Statement to MEDS stockholders pursuant to Section 5.1(c) above. The Conversion shall occur immediately following the effectiveness of the Required MEDS Stockholder Consent, the Name Change shall occur within a reasonable time following the Conversion, as determined in the MEDS Board’s discretion, and the Stock Plan Share Increase shall be effective immediately following the effectiveness of the Required MEDS Stockholder Consent.

5.3 Employment and Benefit Matters.

(a) MEDS shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(d) of the MEDS Disclosure Schedule, subject to the provisions of such agreements.

(b) As of the Second Effective Time, MEDS agrees to cause the surviving corporation to maintain through December 31, 2024, the compensation and benefit levels, including base salary, annual cash incentive opportunities, retirement benefits, and health and welfare benefits for the employees of the Company who remain employed after the Second Effective Time (the “Company Employees”) at levels which are, in the aggregate, no less favorable to those in effect for the Company Employees immediately prior to the Second Effective Time.

(c) Nothing in this Agreement shall confer upon any Company Employee any right to continue in the employ or service of MEDS or any affiliate of MEDS, or shall interfere with or restrict in any way the rights of MEDS, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.3 shall (i) be deemed or construed to be an amendment or other modification of any Employee Plan or MEDS employee benefit plan, or (ii) create any third party rights in any current or former employee, director or other service provider of MEDS, the Company or any of their respective affiliates (or any beneficiaries or dependents thereof).

54

5.4 Indemnification of Officers and Directors.

(a) From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of MEDS and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of MEDS or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of MEDS or of the Company, whether asserted or claimed prior to, at or after the First Effective Time, in each case, to the fullest extent permitted under the DGCL and the DLLCA. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of MEDS and the Surviving Company, jointly and severally, upon receipt by MEDS or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to MEDS, to the extent then required by the DGCL and the DLLCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of MEDS with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of MEDS that are presently set forth in the certificate of incorporation and bylaws of MEDS shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of MEDS, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Company shall contain, and MEDS shall cause the certificate of formation and limited liability company agreement of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of MEDS.

(c) From and after the First Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) MEDS shall fulfill and honor in all respects the obligations of MEDS to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under MEDS’s Organizational Documents and pursuant to any indemnification agreements between MEDS and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d) From and after the First Effective Time, MEDS shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to MEDS.

(e) From and after the First Effective Time, MEDS shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.4 in connection with their enforcement of the rights provided to such persons in this Section 5.4.

(f) The provisions of this Section 5.4 are intended to be in addition to the rights otherwise available to the current and former officers and directors of MEDS and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event MEDS or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of MEDS or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.4. MEDS shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.4.

55

5.5 Tax Matters.

(a) Each of MEDS and the Company shall use reasonable best efforts (and cause its Affiliates) to (i) cause the First Merger and the Second Merger, taken together, to constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) not take any actions, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the First Merger and Second Merger, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid by MEDS. Unless otherwise required by applicable law, MEDS shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

(c) At the Closing, the Company shall deliver to MEDS a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to MEDS.

5.6 Legends. MEDS shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of MEDS Capital Stock to be received in the First Merger by equityholders of the Company who may be considered “affiliates” of MEDS for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for MEDS Capital Stock.

5.7 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons listed on Section 5.7 of the MEDS Disclosure Schedule are elected or appointed, as applicable, to the positions of officers, directors and managers of MEDS and the Surviving Company, as set forth therein, to serve in such positions effective as of the First Effective Time. The Parties shall use reasonable best efforts to have each of the Persons that will serve as directors and officers of the MEDS following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

5.8 Section 16 Matters. Prior to the Effective Time, MEDS shall take all such steps as may be required to cause any acquisitions of MEDS Common Stock (including derivative securities with respect to such MEDS Common Stock) resulting from the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MEDS, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.9 Allocation Certificate. The Company will prepare and deliver to MEDS prior to the Closing a certificate signed by the Company’s chief executive officer in a form reasonably acceptable to MEDS setting forth (as of immediately prior to the First Effective Time) (a) each holder of Company Common Stock, (b) such holder’s name and address, (c) the number or Company Common Stock held as of the Closing Date for each such holder and (d) the number of shares of MEDS Common Capital Stock to be issued to such holder pursuant to this Agreement in respect of the Company Common Stock held by such holder as of immediately prior to the First Effective Time (the “Allocation Certificate”).

56

5.10 Subsequent Financings. MEDS shall use commercially reasonably efforts to take such actions and cause certain investors to enter into and consummate subscription agreements with investors totaling, in the aggregate, not less than $15,000,000 relating to private investments in MEDS following the Closing Date for MEDS Preferred Stock at a minimum pre-money valuation of $110,000,000 (each a “Subsequent Financing” and collectively “Subsequent Financings”). MEDS and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Subsequent Financings and use their respective commercially reasonable efforts to cause Subsequent Financings of at least $8,000,000 in the aggregate to occur within 45 days following the Closing Date, and additional Subsequent Financings of up to $7,000,000 in the aggregate to occur by December 31, 2024 (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by MEDS).

5.11 Obligations of Merger Subs. MEDS will take all action necessary to cause Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.12 Transfer of Funds. At or prior to Closing, MEDS shall transfer $2,000,000 to the Surviving Company (the “Transfer”).

5.13 Shares under 2019 Stock Plan. The MEDS Board shall take such action such that, following the the effectiveness of the Stock Plan Share Increase, ten-percent (10%) of the shares available to be awarded under the MEDS Stock Plans shall be reserved for issuance to the officers of MEDS that will be appointed following the Conversion.

5.14 Reservation of Shares for NVK Conversion. The MEDS Board shall take such action such that, at Closing, MEDS shall executing such documents and instruments and taking such actions as are reasonably required to assume the Company’s obligations under the Loan and Security Agreement, dated as of September 8, 2023, by and between the Company and NVK Finance, LLC (“NVK”) (as may be amended from time to time the “Loan Agreement”). Furthermore, the MEDS Board shall take such action such that, following the Closing, 484,756 shares of MEDS Common Stock shall be reserved to satisfy NVK’s conversion rights pursuant the Loan Agreement (“NVK Reserved Shares”). Immediately upon the earlier of (a) NVK’s conversion pursuant to the Loan Agreement or (b) the first calendar day following the maturity date of the Loan Agreement, any NVK Reserved Shares not issued to NVK pursuant to a conversion exercised by NVK pursuant to the Loan Agreement shall automatically cease to be reserved and shall return to MEDS’s treasury.

5.15 Conversion of Series B Preferred Stock. MEDS shall not call a meeting of its stockholders to vote upon, nor solicit proxies for, the conversion of the Series B Preferred Stock.

Section 6. Conditions Precedent to Obligations of Each Party.

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.2 Company Stockholder Approval. The Company shall have obtained the Required Company Stockholder Vote.

6.3 Listing. The approval of the listing of the additional shares of MEDS Common Stock on Nasdaq shall have been obtained and the shares of MEDS Common Stock to be issued in the First Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

6.4 MEDS Cash. MEDS shall have satisfied its Transaction Expenses and the MEDS Net Cash, as set forth in the MEDS Net Cash Schedule, is not less than $2,000,000, plus an amount equal to a good faith estimate of expected MEDS operating costs for forty-five (45) days post-closing (including any additional transaction costs related to SEC and Nasdaq matters related to the Contemplated Transactions).

57

6.5 Certificate of Designation. MEDS shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware.

6.6 Exchange Agent Agreement. As of the Closing, MEDS shall have entered into an exchange agent agreement with the Exchange Agent pertaining to the exchange of shares of Company Common Stock for shares of MEDS Capital Stock as contemplated hereby, including a form of letter of transmittal, in form and substance reasonably satisfactory to the Company.

Section 7. Closing Deliveries of the Company.

The obligations of MEDS and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to MEDS receiving the following documents, each of which shall be in full force and effect, or the written waiver by MEDS of delivery:

(a)	The Company Lock-Up Agreements; and

(b)	The Allocation Certificate.

Section 8. Closing Deliveries of MEDS.

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the Company receiving the following documents, each of which shall be in full force and effect, or the written waiver by the Company of delivery:

(a)	A fully-executed Required MEDS Stockholder Consent shall be in full force and effect;

(b)	a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware;

(c)	the MEDS Net Cash Schedule which shall reflect that the MEDS Net Cash is not less than $2,000,000, plus an amount equal to a good faith estimate of expected MEDS operating costs for forty-five (45) days post-closing (including any additional transaction costs related to SEC and Nasdaq matters related to the Contemplated Transactions).;

(d)	written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of MEDS who are not to continue as officers or directors of MEDS pursuant to Section 5.7 hereof;

(e)	Fully-executed Consulting Agreements; and

(f)	Evidence that the Transfer has been completed.

Section 9. Miscellaneous Provisions.

9.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, MEDS and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time, and only the covenants or agreements that by their terms survive the First Effective Time and this Section 9, or those covenants or agreements to be performed in whole or in part after the First Effective Time, shall survive the First Effective Time.

58

9.2 Amendment. This Agreement may be amended, modified or supplemented by the parties with the approval of the respective boards of directors of the Company, Merger Subs and MEDS at any time (whether before or after the Required Company Stockholder vote, the Required MEDS Stockholder Vote (or the Required MEDS Stockholder Consent)); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders of the applicable Party without the further approval or adoption of such stockholders. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Company, Merger Subs and MEDS.

9.3 Waiver. The parties may, by action taken or authorized with the approval of the respective boards of directors of the Company, Merger Subs and MEDS at any time, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contain herein; provided, however, that after the Required Company Stockholder vote, the Required MEDS Stockholder Vote (or the Required MEDS Stockholder Consent) has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or MEDS, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

9.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses.

9.5 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.6 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.8 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

9.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

59

9.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to MEDS or Merger Subs:

TRxADE Health, Inc.

6308 Benjamin Rd, Suite 708

Tampa, Florida 33634

Attention: Suren Ajjarapu, Chief Executive Officer

Email: suren@rxintegra.com

with a copy to (which shall not constitute notice):

Dykema Gossett PLLC

111 E. Kilbourn Ave – Suite 1050

Milwaukee, WI 53202

Attention: Kate Bechen, Andrew Frost

Email: kbechen@dykema.com, afrost@dykema.com

if to the Company:

Scienture, Inc.

20 Austin Blvd, Commack, NY 11725

Attention: Shankar Hariharan, Ph.D., President and Chief Executive Officer

Email: shankar.hariharan@scienture.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Stephen Davis, Michael R. Patrone

Email: sdavis@goodwinlaw.com, mpatrone@goodwinlaw.com

9.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

60

9.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.12 No Third-Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.4) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of page intentionally left blank]

61

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MEDS:

TRxADE Health Inc.

By:	/s/ Suren Ajjarapu
Suren Ajjarapu, Chief Executive Officer

MERGER SUB I:

MEDS MERGER SUB I, INC.

By:	/s/ Suren Ajjarapu
Suren Ajjarapu, Chief Executive Officer

MERGER SUB II:

MEDS MERGER SUB II, LLC

By:	TRxADE Health Inc.,
its Manager

By:	/s/ Suren Ajjarapu
Suren Ajjarapu,
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

COMPANY:
SCIENTURE, INC.

By:	/s/ Shankar Hariharan
Shankar Hariharan, Ph.D., President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]